Exhibit 10.1
EMPLOYEE MATTERS AGREEMENT
by and between
AMERICAN INTERNATIONAL GROUP, INC.
and
COREBRIDGE FINANCIAL, INC.
Dated as of September14, 2022

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EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT, dated as of September 14, 2022 (this “Agreement”), is by and between Corebridge Financial, Inc., a Delaware corporation (“Corebridge”), and American International Group, Inc., a Delaware corporation (“AIG”) (each a “Party” and, collectively, the “Parties”).

R E C I T A L S:

WHEREAS, the board of directors of AIG (the “AIG Board”) has determined that it is in the best interests of AIG and its stockholders to separate the Corebridge Business from the other businesses conducted by AIG (the “Separation”) and complete an initial public offering (the “IPO”) of the common stock, par value $0.01, of Corebridge (the “Common Stock”) pursuant to a registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended;

WHEREAS, the Parties hereto wish to set forth certain agreements that will govern certain matters between them following the Completion of the IPO.

WHEREAS, AIG and Corebridge have entered into a Separation Agreement, dated as of September 14, 2022 (the “Separation Agreement”);

WHEREAS, in addition to the matters addressed by the Separation Agreement, the Parties desire to enter into this Agreement that is an Ancillary Agreement to set forth the terms and conditions of certain employment, compensation and benefit matters; and

WHEREAS, the Parties acknowledge that this Agreement, the Separation Agreement and the other Ancillary Agreements represent the integrated agreement of AIG and Corebridge relating to the Separation, are being entered into together and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

Article I
DEFINITIONS

Section 1.01.    Definitions. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Separation Agreement. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“2022 Corebridge Group Employees” has the meaning set forth in Section 8.01(a).

“2022 Employment Transfer Date” has the meaning set forth in Section 8.01(c)(i).

“Agreement” has the meaning set forth in the Preamble and shall include all amendments, modifications and changes hereto entered into pursuant to Section 10.07.

“AIG” has the meaning set forth in the Preamble.

“AIG 2021 Omnibus Plan” has the meaning set forth in the definition of “AIG Omnibus Plan.”

“AIG Award” means any award granted pursuant to and outstanding under the AIG Omnibus Plan at the relevant time; provided that for the avoidance of doubt, an AIG Award shall not include any award that has been converted to a Corebridge Option Award or Corebridge RSU Award after the time such award has been converted in accordance with Section 4.02.

“AIG Benefit Plan” means any Benefit Plan established, sponsored or maintained by AIG or any of its Subsidiaries immediately prior to the Separation Time or Benefits Transition Date, as applicable, but excluding any Corebridge Benefit Plan.

“AIG Benefit Plan Participation Obligation” has the meaning set forth in Section 2.01(a)(ii).

“AIG Board” has the meaning set forth in the Recitals.

“AIG Common Stock” means the common stock, par value $2.50, of AIG.

“AIG Compensation Committee” means the Compensation and Management Resources Committee of the AIG Board.

“AIG Flexible Benefit Plans” means the AIG Welfare Plans that provide medical and dependent care benefits under Sections 125 and 129 of the Code.

“AIG Group” means AIG and each Person that is a Subsidiary of AIG, other than Corebridge and any other member of the Corebridge Group.

“AIG Group Employee” means (a) each individual who is an employee of the AIG Group immediately prior to the Benefits Transition Date (including any such individual who is not actively working as of the Benefits Transition Date as a result of an illness, injury or leave of absence approved by the AIG Human Resources department or otherwise taken in accordance with Applicable Law), and (b) each individual who would otherwise be a Corebridge Group Employee or Former Corebridge Group Employee but who, as of immediately prior to the Benefits Transition Date, is receiving long-term disability benefits under an AIG Welfare Plan (other than under a Welfare Plan sponsored or maintained in the U.K. by a member of the AIG Group or Corebridge Group) (an “AIG LTD Recipient”).

“AIG Individual Agreement” means any individual (a) employment contract or offer letter, (b) retention, severance or change in control agreement, (c) expatriate (including any international assignee) contract or agreement (including agreements and obligations regarding repatriation, relocation or equalization of Taxes and living standards in the host country) or (d) agreement containing restrictive covenants (including confidentiality, non-competition, non-solicitation provisions) or provisions regarding an employment dispute resolution procedure between a member of a Group, on the one hand, and in the case of clauses (a), (b), (c) or (d), (i) an AIG Group Employee, or (ii) a Former AIG Group Employee, on the other hand, as in effect immediately prior to the Separation Time, or (e) agreement or individual plan for the benefit of a Former Corebridge Group Employee that was entered into in connection with special circumstances (e.g., a corporate transaction) and provides for (i) post-termination benefits and (ii) meets one of the following criteria: (A) the Liability for such plan or agreement is recorded as a Liability of a member of the AIG Group as of immediately prior to the Separation Time, or (B) the obligations thereunder are administered by a member of the AIG Group as of immediately prior to the Separation Time and not recorded as a Liability of a member of the Corebridge Group, or (C) the agreement or plan is between such Former Corebridge Group Employee and a member of the AIG Group and not recorded as a Liability of a member of the Corebridge Group (such agreements in this clause (e) collectively referred to as a “Legacy Executive Agreement”).

“AIG LTD Recipient” has the meaning set forth in the definition of “AIG Group Employee.”

“AIG Nonqualified Deferred Compensation Plan” means each nonqualified deferred compensation plan that is not recorded as a Liability against a member of the Corebridge Group immediately prior to the Separation Time or sponsored by a member of the Corebridge Group, including the American International Group, Inc. Non-Qualified Retirement Income Plan, American International Group, Inc. Executive Deferred Compensation Plan, the American International Group, Inc. Supplemental Incentive Savings Plan, the Sun America Executive Savings Plan, and the American International Group, Inc. Eli Broad Deferred Compensation Plan.

“AIG Omnibus Plan” means each of the American International Group, Inc. 2021 Omnibus Incentive Plan (the “AIG 2021 Omnibus Plan”) and the American International Group, Inc. 2013 Omnibus Incentive Plan, including any underlying long term incentive plan.

“AIG Option Award” means an award of options to purchase shares of AIG Common Stock granted pursuant to an AIG Omnibus Plan and that is outstanding as of immediately prior to the Option Conversion Date.

“AIG Pension Plan” means the American International Group, Inc. Retirement Plan.

“AIG RSU Award” means an award of restricted stock units with respect to shares of AIG Common Stock granted pursuant to an AIG Omnibus Plan and that is outstanding as of immediately prior to the Separation Time.

“AIG Savings Plan” means the American International Group, Inc. Incentive Savings Plan.

“AIG Welfare Plan” means any AIG Benefit Plan that is a Welfare Plan.

“Assets” means, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Benefit Plan” means any contract, agreement, policy, practice, program, plan, trust, commitment or arrangement providing for benefits, perquisites or compensation of any nature from an employer to any Employee or Former Employee, or to any family member, dependent, or beneficiary of any such Employee or Former Employee including cash or deferred arrangement plans, profit sharing plans, post-employment programs, pension plans, thrift plans, supplemental pension plans, welfare plans, stock option, stock purchase, stock appreciation rights, restricted stock units, performance stock units, other equity-based compensation and contracts, agreements, policies, practices, programs, plans, trusts, commitments and arrangements providing for terms of employment, fringe benefits, severance benefits, change in control protections or benefits, travel and accident, life, accidental death and dismemberment, disability and accident insurance, tuition reimbursement, adoption assistance, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences and holidays; provided, however, that the term “Benefit Plan” does not include any government-sponsored benefits.

“Benefit-Related Change” has the meaning set forth in Section 2.03(b).

“Benefits Transition Date” means August 22, 2022.

“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code and any similar foreign, state or local laws.

“Common Stock” means the common stock, par value $0.01 per share, of Corebridge.

“Completion of the IPO” means the occurrence of the settlement of the first sale of Common Stock pursuant to the IPO Registration Statement.

“Corebridge” has the meaning set forth in the Preamble.

“Corebridge Awards” means the Corebridge Option Awards and the Corebridge RSU Awards, collectively.

“Corebridge Benefit Plan” means any Benefit Plan established, sponsored, maintained or contributed to by a member of the Corebridge Group as of or after the Benefits Transition Date or the Separation Time as applicable, including any Benefit Plans retained or adopted by Corebridge pursuant to Sections 2.03(a) and 2.03(b).

“Corebridge Flex Plan Participants” has the meaning set forth in Section 8.03.

“Corebridge Flexible Benefit Plans” means the Corebridge Welfare Plans that provide medical and dependent care benefits under Sections 125 and 129 of the Code, respectively.

“Corebridge Group” means (a) Corebridge, (b) each Subsidiary of Corebridge immediately prior to the Benefits Transition Date or Separation Time as applicable, including the Transferred Entities, and (c) each other Person that is controlled directly or indirectly by Corebridge immediately prior to the Benefits Transition Date or Separation Time, as applicable.

“Corebridge Group Employee” means, as of the Benefits Transition Date, each individual who is an employee of the Corebridge Group immediately prior to the Benefits Transition Date (including any such individual who is not actively working as of the Benefits Transition Date as a result of an illness, injury or an approved leave of absence or otherwise taken in accordance with Applicable Law but not including any AIG LTD Recipient) and at any time subsequent to the Benefits Transition Date and prior to the Majority Holder Date, including any individual who transfers employment from a member of the AIG Group to a member of the Corebridge Group on or after the Benefits Transition Date and prior to the Majority Holder Date (including 2022 Corebridge Group Employees) or is hired by a member of the Corebridge Group on or after the Benefits Transition Date.

“Corebridge Individual Agreement” means any individual (a) employment contract or offer letter, (b) retention, severance or change in control agreement, (c) expatriate (including any international assignee) contract or agreement (including agreements and obligations regarding repatriation, relocation or equalization of Taxes and living standards in the host country) (d) other agreement containing restrictive covenants (including confidentiality, non-competition and non-solicitation provisions) or provisions regarding an employment dispute resolution procedure between a member of a Group, on the one hand, and in the case of clauses (a), (b), (c) or (d), (i) a Corebridge Group Employee or (ii) Former Corebridge Group Employee, on the other hand, as in effect immediately prior to the Separation Time; or (e) any agreement or individual plan for the benefit of a Former Corebridge Group Employee that is not a Legacy Executive Agreement.

“Corebridge Nonqualified Deferred Compensation Plans” means each nonqualified deferred compensation plan (a) the obligations under which are recorded as a Liability on the financial statements of a member of the Corebridge Group immediately prior to the Separation Time or (b) sponsored by a member of the Corebridge Group, including the American General Supplemental Thrift Plan and is not a Legacy Executive Agreement.

“Corebridge Omnibus Plan” means the Corebridge Financial, Inc. 2022 Omnibus Incentive Plan and the Corebridge Financial, Inc. Long-Term Incentive Plan established by Corebridge as of the Separation Time pursuant to Sections 2.03(a) and 4.01.

“Corebridge Option Award” means an award of options to purchase shares of Common Stock assumed by Corebridge pursuant to the Corebridge Omnibus Plan in accordance with Section 4.02(b).

“Corebridge Option Ratio” means the quotient obtained by dividing (a) the closing per-share price during the regular trading session of AIG Common Stock on the Option Conversion Date (or, if the Option Conversion Date is not a trading day, the last trading day before the Option Conversion Date), as listed on the Stock Exchange, by (b) the closing per-share price during the regular trading session of Common Stock on the Option Conversion Date (or, if the Option Conversion Date is not a trading day, the last trading day before the Option Conversion Date), as listed on the Stock Exchange.

“Corebridge RSU Award” means an award of time-based restricted stock units relating to shares of Common Stock assumed by Corebridge pursuant to the Corebridge Omnibus Plan in accordance with Section 4.02(a).

“Corebridge RSU Ratio” means the quotient obtained by dividing (a) the closing per-share price during the regular trading session of AIG Common Stock on the date of the underwriting agreement (the “Underwriting Agreement”) providing for the IPO of AIG’s interest in the Common Stock (the “Pricing Date”), as listed on the Stock Exchange, by (b) the public offering price of the Common Stock in the IPO (without giving effect to underwriting discounts or commissions), as forth in the Underwriting Agreement.

“Corebridge Savings Plan” means the Corebridge Financial, Inc. Retirement Savings 401(k) Plan established pursuant to Sections 2.03(a) and 5.02(a).

“Corebridge Savings Plan Participants” has the meaning set forth in Section 5.02(b).

“Corebridge Savings Trust” has the meaning set forth in Section 5.02(a).

“Corebridge Welfare Plan” means a Welfare Plan established, sponsored, maintained or contributed to by any member of the Corebridge Group for the benefit of Corebridge Group Employees and Former Corebridge Group Employees, including any Welfare Plan retained or adopted by Corebridge pursuant to Sections 2.03(a), 2.03(b) and 8.01(a).

“Employee” means any AIG Group Employee or Corebridge Group Employee.

“Employment Transfer Date” means (a) except as provided in the following clause (b) of this definition, the Benefits Transition Date or (b) in the case of any Corebridge Group Employee who is transferred from a member of the AIG Group to a member of the Corebridge Group following the Benefits Transition Date, the date such employee is designated by AIG as a Corebridge Group Employee but not later than the Majority Holder Date.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Former AIG Group Employee” means any individual who (a) as of the Benefits Transition Date, is a former employee of AIG or Corebridge or any of their respective Subsidiaries or former Subsidiaries and (b) is not a Former Corebridge Group Employee.

“Former Corebridge Group Employee” means any individual (a) who, as of the Benefits Transition Date, is a former employee of AIG or Corebridge or any of their respective Subsidiaries or former Subsidiaries, and (b) whose most recent employment with any such entity was with a member of the Corebridge Group (other than an AIG LTD Recipient).

“Former Employees” means Former AIG Group Employees and Former Corebridge Group Employees.

“Group” means either the AIG Group or the Corebridge Group, as the context requires.

“IPO” has the meaning set forth in the Recitals.

“IPO Registration Statement” means the Registration Statement on Form S-1, as amended, relating to the initial public offering of the Common Stock.

“Labor Agreement” has the meaning set forth in Section 2.01.

“Legacy Executive Agreement” has the meaning set forth in the definition of “AIG Individual Agreement.”

“Liabilities” means any and all debts, guarantees, assurances, commitments, liabilities, responsibilities, losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Applicable Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“LTD Corebridge Employee” has the meaning set forth in Section 3.01(b).

“Majority Holder Date” means the first date on which AIG ceases to beneficially own more than 50% of the outstanding Common Stock.

“Non-U.S. AIG Defined Contribution Plan” means any AIG Benefit Plan that is a defined contribution retirement plan established, maintained, or contributed to by a member of the AIG Group that is primarily for the benefit of AIG Group Employees located outside the U.S.

“Non-U.S. Corebridge Defined Contribution Plan” means any Corebridge Benefit Plan that is a defined contribution retirement plan established, maintained, or contributed to by a member of the Corebridge Group that is primarily for the benefit of Corebridge Group Employees located outside the U.S.

“Option Conversion Date” means the first date on which AIG ceases to beneficially own at least 50% of the outstanding Common Stock.

“Option Conversion Time” has the meaning set forth in Section 4.02(b).

“Party” or “Parties” has the meaning set forth in the Preamble.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association or other business entity and any trust, unincorporated organization or government or any agency or political subdivision thereof.

“Pricing Date” has the meaning set forth in the definition of “Corebridge RSU Ratio.”

“Pricing Time” shall mean 11:59 p.m. Eastern time on the Pricing Date.

“QDRO” means a qualified domestic relations order within the meaning of Section 206(d) of ERISA and Section 414(p) of the Code.

“Requesting Party” has the meaning set forth in Section 10.04.

“Securities Act” means the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Separation” has the meaning set forth in the Recitals.

“Separation Agreement” has the meaning set forth in the Recitals.

“Separation Date” has the meaning set forth in Section 2.4 of the Separation Agreement.

“Separation Time” means 12:01 a.m. Eastern time on the Separation Date.

“Stock Exchange” means the New York Stock Exchange.

“Subsidiary” of a Party means any corporation, partnership, joint venture, limited liability company, association or other entity of which such Party has the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or similar ownership interests, including any securities or similar ownership interests which are voting only upon the occurrence of a contingency where such contingency has occurred and is continuing. For purposes of this Agreement, Corebridge and its Subsidiaries shall not be deemed to be Subsidiaries of AIG.

“Tax” has the meaning set forth in the Tax Matters Agreement.

“Trailing AIG LTD Recipient” has the meaning set forth in Section 3.01(b).

“Transferred Account Balances” has the meaning set forth in Section 8.03.

“Underwriting Agreement” has the meaning set forth in the definition of “Corebridge RSU Ratio.”

“WC Effective Time” has the meaning set forth in Section 8.09.

“Welfare Plan” means any “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, mental health, substance abuse and retiree health), disability benefits, or life, accidental death and dismemberment, and business travel insurance, pre-Tax premium conversion benefits, dependent care assistance programs, employee assistance programs, paid time-off programs, contribution funding toward a health savings account, flexible spending accounts, supplemental unemployment benefits or severance.

Section 1.02.    Interpretation.    Section 11.20 (Interpretation) of the Separation Agreement is hereby incorporated by reference.

Article II
GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 2.01.    General Principles. All provisions herein shall be subject to the requirements of all Applicable Law and any works council or similar agreement or arrangement with any works council or other labor representative (each, a “Labor Agreement”). Notwithstanding anything in this Agreement to the contrary, if the terms of a Labor Agreement or Applicable Law require that any Assets or Liabilities be retained or assumed by, or transferred to, a Party in a manner that is different than what is set forth in this Agreement, such retention, assumption or transfer shall be made in accordance with the terms of such Labor Agreement and Applicable Law and shall not be made as otherwise set forth in this Agreement; provided that, in such case, the Parties shall take all necessary action to preserve the economic terms of the allocation of Assets and Liabilities contemplated by this Agreement. The provisions of this Agreement shall apply in respect of all jurisdictions.

(a)Retention, Acceptance and Assumption of Corebridge Liabilities. Except as otherwise provided by this Agreement, at the Separation Time, Corebridge and the applicable Corebridge Designees hereby retain, accept, assume and agree to faithfully perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered a Corebridge Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Separation Time, regardless of where or against whom such Liabilities are asserted or determined (including any such Liabilities arising out of claims made by AIG’s or Corebridge’s respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates against any member of the AIG Group or the Corebridge Group) or whether asserted or determined prior to the Separation Time, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Applicable Law, fraud or misrepresentation by any member of the AIG Group or the Corebridge Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates:

(i)any and all wages, salaries, incentive compensation, equity compensation, commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any Corebridge Group Employees and Former Corebridge Group Employees after the Separation Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;

(ii)any and all Liabilities whatsoever with respect to (A) claims under a Corebridge Benefit Plan, taking into account the Corebridge Benefit Plan’s assumption of Liabilities as specified in this Agreement with respect to Corebridge Group Employees and Former Corebridge Group Employees that were originally the Liabilities of the corresponding AIG Benefit Plan with respect to periods prior to the Benefits Transition Date or the Separation Time, as applicable or, if later, the Employment Transfer Date, and (B) Corebridge’s obligation to reimburse AIG in the ordinary course of business consistent with AIG’s practices generally with respect to the participation of the Corebridge Group Employees and Former Corebridge Group Employees in the AIG Benefit Plans prior to the Benefits Transition Date (such obligation referred to herein as the “AIG Benefit Plan Participation Obligation”);

(iii)any and all Liabilities arising out of, relating to or resulting from the employment, or termination of employment of all Corebridge Group Employees and Former Corebridge Group Employees; and

(iv)any and all Liabilities expressly assumed or retained by any member of the Corebridge Group pursuant to this Agreement.

(b)Retention, Acceptance and Assumption of AIG Liabilities. Except as otherwise provided by this Agreement, at the Separation Time, AIG and certain members of the AIG Group designated by AIG hereby retain, accept, assume and agree to faithfully perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered an AIG Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Separation Time, regardless of where or against whom such Liabilities are asserted or determined (including any such Liabilities arising out of claims made by AIG’s, or Corebridge’s respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates against any member of the AIG Group or the Corebridge Group) or whether asserted or determined prior to the Separation Time, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Applicable Law, fraud or misrepresentation by any member of the AIG Group or the Corebridge Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates:

(i)any and all wages, salaries, incentive compensation, equity compensation, commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any AIG Group Employees and Former AIG Group Employees after the Separation Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;

(ii)any and all Liabilities whatsoever with respect to claims under an AIG Benefit Plan, other than Liabilities assumed by the Corebridge Benefit Plans that were originally the Liabilities of such AIG Benefit Plan with respect to periods prior to the Benefits Transition Date or the Separation Time, as applicable or, if later, the Employment Transfer Date;

(iii)any and all Liabilities arising out of, relating to or resulting from the employment, or termination of employment of all AIG Group Employees and Former AIG Group Employees; and

(iv)any and all Liabilities expressly assumed or retained by any member of the AIG Group pursuant to this Agreement.

(c)Unaddressed Liabilities. To the extent that this Agreement does not address particular Liabilities and the Parties later determine that they should be allocated in connection with the Separation, the Parties shall agree in good faith on the allocation, taking into account the handling of comparable Liabilities under this Agreement.

Section 2.02    Service Credit. With respect to any Corebridge Benefit Plan, Corebridge shall cause to be recognized each Corebridge Group Employee’s and each Former Corebridge Group Employee’s (a) past service with AIG or any of its Subsidiaries or predecessor entities at or before the Benefits Transition Date or, if later, the Employment Transfer Date, to the same extent that such service was recognized by AIG for similar purposes prior to such date as if such full service had been performed for a member of the Corebridge Group, for purposes of eligibility, vesting and determination of level of benefits under any such Corebridge Benefit Plan and (b) vacation and sick days that are accrued and unused as of the Benefits Transition Date or, if later, such Employment Transfer Date.

Section 2.03.    Adoption and Transfer and Assumption of Benefit Plans.

(a)Adoption by Corebridge of Benefit Plans. Except as otherwise provided by this Agreement or by mutual agreement of the Parties, as of no later than the Separation Time, Corebridge shall adopt Benefit Plans (and related trusts, if applicable) as contemplated and in accordance with the terms of this Agreement.

(b)Retention by Corebridge of Corebridge Plans. From and after the Benefits Transition Date or Separation Time, as applicable, Corebridge shall retain the Corebridge Benefits Plans, including all related Liabilities and Assets, and any related trusts and other funding vehicles and insurance contracts of any of such plans other than as specifically provided in this Agreement; provided, however, that Corebridge may make such changes, modifications or amendments to such Corebridge Benefit Plans as may be required by Applicable Law or to reflect the Separation Agreement, including limiting participation in any such Corebridge Benefit Plan to Corebridge Group Employees and Former Corebridge Group Employees who participated in the corresponding AIG Benefit Plan immediately prior to the Benefits Transition Date or Separation Time, as applicable. Except as provided in Section 8.07 nothing in this Agreement shall preclude Corebridge, at any time after the Benefits Transition Date or Separation Time, as applicable, from amending, merging, modifying, terminating, eliminating, reducing or otherwise altering in any respect any Corebridge Benefit Plan, any benefit under any Corebridge Benefit Plan or any trust, insurance policy or funding vehicle related to any Corebridge Benefit Plan, or any employment or other service arrangement with Corebridge Group Employees, independent contractors or vendors (to the extent permitted by Applicable Law) (each such amendment, merger, modification, termination, elimination, reduction or other alteration, a “Benefit-Related Change”); provided that, prior to the Majority Holder Date, any material Benefit-Related Changes will be subject to the consent of AIG which shall not be unreasonably withheld.

(c)Plans Not Required to Be Adopted. With respect to any Benefit Plan not addressed in this Agreement, the Parties shall agree in good faith on the treatment of such plan and the Liabilities thereunder, taking into account the handling of any comparable plan under this Agreement and notwithstanding that Corebridge shall not have an obligation to continue to maintain any such plan with respect to the provision of future benefits from and after the Separation Time (other than in accordance with Section 2.03(b) and Section 8.07), Corebridge shall remain obligated to pay or provide any previously accrued or incurred benefits to the Corebridge Group Employees and Former Corebridge Group Employees consistent with Section 2.01(a).

(d)Information. Each Party shall use its commercially reasonable efforts to provide the other Party with information describing each hire date, service, and Benefit Plan election made by an Employee or Former Employee that may have application to such Party’s Benefit Plans from and after the Benefits Transition Date, and each Party shall use its commercially reasonable efforts to administer its Benefit Plans using those elections.

(e)No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement, the Separation Agreement or any Ancillary Agreement, no participant in any Benefit Plan shall receive service credit or benefits to the extent that receipt of such service credit or benefits would result in duplication of benefits provided to such participant by the corresponding Benefit Plan or any other plan, program or arrangement sponsored or maintained by a member of the Group that sponsors the corresponding Benefit Plan. Furthermore, unless expressly provided for in this Agreement, the Separation Agreement, or any Ancillary Agreement, or required by Applicable Law, no provision in this Agreement shall be construed to create any right to accelerate vesting, distributions, or entitlements under any Benefit Plan sponsored or maintained by a member of the Corebridge Group or a member of the AIG Group on the part of any Employee or Former Employee (other than the right to elect a distribution of benefits under the AIG Pension Plan).

(f)Beneficiaries; Dependents. References in this Agreement to Corebridge Group Employees, Former Corebridge Group Employees, AIG Group Employees and Former AIG Group Employees shall be deemed to refer to their beneficiaries, dependents, survivors and alternate payees, as applicable.

Article III
ASSIGNMENT OF EMPLOYEES

Section 3.01.    Active Employees.

(a)Assignment and Transfer of Employees. Effective as of the Benefits Transition Date and except as otherwise agreed by the Parties, (i) AIG shall have taken, or caused the applicable member of the AIG Group to take, such actions as are necessary to ensure that each Corebridge Group Employee is employed by a member of the Corebridge Group as of the Benefits Transition Date, and (ii) AIG shall have taken, or caused the applicable member of the AIG Group to take, such actions as are necessary to ensure that each AIG Group Employee is employed by a member of the AIG Group as of the Benefits Transition Date; provided, however, that the Parties agree that, following the Benefits Transition Date and through immediately prior to the Majority Holder Date, certain Employees may be transferred from the AIG Group to the Corebridge Group or the Corebridge Group to the AIG Group, as mutually agreed between the Parties. Each of the Parties agrees to execute, and to seek to have the applicable Employees execute, such documentation, if any, as may be necessary to reflect such assignment and/or transfer.

(b)At-Will Status. Nothing in this Agreement shall create any obligation on the part of any member of the Corebridge Group or any member of the AIG Group to (i) change the employment status of any Employee from “at-will,” to the extent that such Employee is an “at-will” employee under Applicable Law, or (ii) continue the employment of any Employee or permit the return from a leave of absence for any period after the date of this Agreement (except as required by Applicable Law); provided that, with respect to clause (ii), in the case of an individual who is able to return to employment following receipt of long-term disability benefits under an AIG Welfare Plan and prior to the third (3rd) anniversary of the date his or her disability claim shall be considered incurred as defined in 8.05(a) and who either (A) was classified as a Corebridge Group Employee on short-term disability leave on the Benefits Transition Date with respect to an event or condition giving rise to disability that was incurred prior to the Benefits Transition Date (other than a Corebridge Group Employees eligible for benefits under an AIG Welfare Plan sponsored or maintained in the U.K. by a member of the AIG Group), thereafter such Employee becomes eligible for long-term disability benefits, and receives his or her long-term disability benefits under the applicable AIG Welfare Plan (other than under an AIG Welfare Plan sponsored or maintained in the U.K. by a member of the AIG Group) in accordance with Section 8.05(a) and would have continued to be classified as a Corebridge Group Employee, but for needing to receive long-term disability benefits from an AIG Welfare Plan (a “Trailing AIG LTD Recipient”) or (B) is an AIG LTD Recipient, Corebridge shall make a good-faith effort to provide such individual appropriate employment with a member of the Corebridge Group within thirty (30) days of written notice by AIG of such individual’s eligibility to return to employment (any such individual in clause (A) or (B) who commences employment with the Corebridge Group pursuant hereto referred to as a “LTD Corebridge Employee”). If Corebridge is not successful in providing appropriate employment, Corebridge shall (A) provide any such individual with severance benefits under the otherwise applicable Corebridge Welfare Plan based on such individual’s credited years of service with both Groups, and (B) if such individual is eligible under the terms of the Corebridge Welfare Plan providing for retiree medical, offer such individual retiree medical under the applicable Corebridge Welfare Plan (if available). For purposes of determining eligibility for retiree medical coverage of an AIG LTD Recipient or a Trailing AIG LTD Recipient under the immediately preceding sentence or, if an AIG LTD Recipient or a Trailing AIG LTD Recipient becomes an LTD Corebridge Employee, such individual shall receive credit for service with a member of the AIG Group or Corebridge Group, as applicable, consistent with Section 2.02, including to the extent provided under the applicable AIG Welfare Plan, with respect to the period of disability coverage under the applicable AIG Welfare Plan (without regard as to whether such individual’s employment with the Corebridge Group commences prior to the Majority Holder Date).

(c)Severance. The Parties acknowledge and agree that the Benefits Transition Date, the Separation and the assignment, transfer or continuation of the employment of Employees as contemplated by this Section 3.01 shall not be deemed an involuntary termination of employment entitling any Employee to severance payments or severance benefits.

(d)Not a Change in Control. The Parties acknowledge and agree that neither the consummation of the Separation nor any transaction contemplated by this Agreement, the Separation Agreement or any other Ancillary Agreement, including the occurrence of the IPO, the Separation Time, Majority Holder Date or the Option Conversion Date, shall be deemed a “change in control,” “change of control” or term of similar import for purposes of any Benefit Plan sponsored or maintained by any member of the AIG Group or the Corebridge Group (although, for clarity, the Majority Holder Date shall be deemed a termination of active participation in, although not a separation from service under the American International Group, Inc. Non-Qualified Retirement Income Plan).

Section 3.02.    Individual Agreements.

(a)Assignment by AIG. Effective as of the Separation Time, AIG hereby assigns, or the applicable member of the respective AIG Group hereby assigns, the Corebridge Individual Agreements to a member of the Corebridge Group, and Corebridge hereby agrees, or an applicable member of the Corebridge Group hereby agrees, to accept and be bound by the provisions of the Corebridge Individual Agreements and retain and assume any Liabilities thereunder (and with respect to such assignment, any references to the AIG employment dispute resolution program shall with respect to Corebridge, refer to the Corebridge employment dispute resolution program as in effect from time to time); provided, however, that to the extent that assignment of any such agreement is not permitted by the terms of such agreement or by Applicable Law, effective as of the Separation Time, each member of the Corebridge Group shall be considered to be a successor to each member of the AIG Group for purposes of, and a third-party beneficiary with respect to, such agreement, such that each member of the Corebridge Group shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary) as well as assume the potential associated Liabilities, with respect to the business operations of the Corebridge Group; provided, further, that with respect to any Corebridge Group Employee or Former Corebridge Group Employee, AIG shall retain the right to enforce, and shall be a third-party beneficiary with respect to any (i) restrictive covenants, including but not limited to non-solicitation, nondisclosure, non-disparagement, and noncompetition provisions, (ii) mandatory arbitration provisions and (iii) references to or obligations under AIG’s employment dispute resolution program contained in any Corebridge Individual Agreement.

(b)Assignment by Corebridge. Effective as of the Separation Time, Corebridge hereby assigns, or the applicable member of the Corebridge Group hereby assigns, the AIG Individual Agreements to a member of the AIG Group, and AIG hereby agrees, or an applicable member of the AIG Group hereby agrees, to accept and be bound by the provisions of the AIG Individual Agreements and retain and assume any Liabilities thereunder; provided, however, that to the extent that assignment of any such agreement is not permitted by the terms of such agreement or by Applicable Law, effective as of the Separation Time, each member of the AIG Group shall be considered to be a successor to each member of the Corebridge Group for purposes of, and a third-party beneficiary with respect to, such agreement, such that each member of the AIG Group, as applicable, shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary) as well as assume the potential associated Liabilities, with respect to the business operations of the AIG Group.

(c)Cooperation. A Party seeking the enforcement of a provision in an AIG Individual Agreement or a Corebridge Individual Agreement that benefits such Party under this Section 3.02 for which an adequate legal or equitable remedy is not available may request enforcement by the other Party, which Party shall cooperate to seek enforcement of such provision at the cost and expense of the Party requesting enforcement.

(d)Legacy Executive Agreement. The AIG Group shall retain and assume any Assets and Liabilities with respect to any Legacy Executive Agreement.

Article IV
EQUITY, INCENTIVE AND EXECUTIVE COMPENSATION

Section 4.01.    General Rules and Adoption of Equity Plan. Each AIG Award that is an AIG RSU Award that is outstanding as of immediately prior to the Separation Date or that is an AIG Option Award that is outstanding as of immediately prior to the Option Conversion Date and in each case held at such time by a Corebridge Group Employee employed at the Separation Time shall be treated as described below in this Article IV; provided, however, that, prior to the Separation Time with respect to AIG RSU Awards and prior to the Option Conversion Date with respect to AIG Option Awards, the AIG Compensation Committee or its delegee may provide for different treatment with respect to some or all of the AIG RSU Awards and AIG Option Awards held by Corebridge Group Employees located outside of the United States to the extent that the AIG Compensation Committee or its delegee deems such treatment necessary or appropriate, including to avoid adverse Tax consequences to such employees. Any such adjustments made by the AIG Compensation Committee or its delegee pursuant to the foregoing sentence shall be deemed incorporated by reference herein as if fully set forth below and shall be binding on the Parties and their respective Affiliates. Corebridge has established the Corebridge Omnibus Plan, which plan has substantially the same terms as those of the AIG 2021 Omnibus Plan, subject to the approval by Corebridge stockholders prior to the Separation Time. Corebridge may make such changes, modifications or amendments to the Corebridge Omnibus Plan as may be required by Applicable Law or as are necessary and appropriate to reflect the Separation or to permit the implementation of the provisions of this Article IV.

Section 4.02.    Equity Incentive Awards.

(a)RSUs. Each AIG RSU Award held by a Corebridge Group Employee who is employed by a member of the Corebridge Group as of the Pricing Time, which AIG RSU Award is outstanding as of the close of trading in AIG Common Stock on the Stock Exchange during the regular trading session immediately prior to the Pricing Time, shall be converted as of the Pricing Time into a Corebridge RSU Award, and shall otherwise be subject to the same terms and conditions, including vesting and forfeiture provisions, after the Pricing Time as the terms and conditions applicable to such AIG RSU Award immediately prior to the Pricing Time; provided, however, that from and after the Pricing Time, the number of shares of Common Stock subject to the Corebridge RSU Awards, rounded down to the nearest whole share, held by such Corebridge Group Employee shall be equal to the product obtained by multiplying (i) the number of shares of AIG Common Stock subject to the AIG RSU Awards immediately prior to the Pricing Time by (ii) the Corebridge RSU Ratio.

(b)Options. Each unvested AIG Option Award held by a Corebridge Group Employee who is employed by a member of the Corebridge Group as of the Option Conversion Date, which unvested AIG Option Award is outstanding as of the close of trading in AIG Common Stock on the Stock Exchange during the regular trading session (the “Option Conversion Time”) on the Option Conversion Date, shall be converted as of the Option Conversion Time into a Corebridge Option Award, and shall otherwise be subject to the same terms and conditions, including vesting and forfeiture provisions, after the Option Conversion Time as the terms and conditions applicable to such AIG Option Award immediately prior to the Option Conversion Time; provided, however, that from and after the Option Conversion Time:

(i)the number of shares of Common Stock subject to such Corebridge Option Award, rounded down to the nearest whole share, shall be equal to the product obtained by multiplying (A) the number of shares of AIG Common Stock subject to such AIG Option Award immediately prior to the Option Conversion Time by (B) the Corebridge Option Ratio, and

(ii)the per-share exercise price of such Corebridge Option Award, rounded up to the nearest whole cent, shall be equal to the quotient obtained by dividing (A) the per-share exercise price of such AIG Option Award immediately prior to the Option Conversion Time by (B) the Corebridge Option Ratio;

provided, further, however, that the exercise price and the number of shares of Common Stock subject to such option shall be determined in a manner consistent with the requirements of Section 409A of the Code.

(c)Unconverted Equity Awards. Any AIG Award outstanding under the AIG Omnibus Plan that does not convert into a Corebridge Option Award or Corebridge RSU Award pursuant to this Section 4.02 shall remain an obligation of the AIG Group and shall be settled (if at all) in accordance with its terms; provided that any vested AIG Option Award that is held by a Corebridge Group Employee immediately prior to the Option Conversion Date shall be exercisable for its full term (subject to any clawback policy, recoupment or forfeiture policies or provisions in the AIG Omnibus Plan). For the avoidance of doubt and notwithstanding anything in the Tax Matters Agreement to the contrary, the AIG Group shall be entitled to the benefit of any Tax deductions arising in respect of the settlement of any AIG Award other than any AIG Award that was granted to a Corebridge Group Employee at a time when that Corebridge Group Employee was employed by an entity that currently is a member of the Corebridge Group, in which case, Corebridge shall be entitled to the benefit of the Tax deduction that arises in respect of the settlement of that AIG Award.  In the event that a Party (including any member of the AIG Group or Corebridge Group, as applicable) receives the benefit of a deduction to which the other Party is entitled under this Section 4.02(c), promptly upon realization thereof, the receiving Party shall either (i)(x) increase their Liability or (y) decrease their entitlement under the Tax Matters Agreement (including any Pre-Existing TSA) to reflect the benefit of the Tax deduction or (ii) in the event that the Tax deduction relates to a period where the Tax Matters Agreement (including any Pre-Existing TSA) is not applicable, make a payment to the other Party equal to the amount of any reduction in cash Tax Liability of the receiving Party to a governmental authority resulting from any such Tax deduction.

(d)Miscellaneous Award Terms. None of the Separation, the occurrence of the Option Conversion Date or Majority Holder Date or any employment transfer described in Section 3.01(a) shall constitute a termination of employment for any Employee for purposes of any AIG Award that has been adjusted into a Corebridge Option Award or Corebridge RSU Award.

(e)Settlement; Forfeitures.

(i)Settlement. AIG Awards, regardless of by whom held, shall be settled by AIG; and Corebridge Awards, regardless of by whom held, shall be settled by Corebridge.

(ii)Forfeitures. Following the Separation Time, if any AIG Award shall fail to become vested, fail to be exercised prior to the applicable expiration date or be clawed-back, recouped or forfeited pursuant to any clawback policy, recoupment or forfeiture policies or provisions in the AIG Omnibus Plan, such AIG Award shall be forfeited to AIG, and if any Corebridge Award shall fail to become vested, fail to be exercised prior to the applicable expiration date or be clawed-back, recouped or forfeited pursuant to any clawback policy, recoupment or forfeiture policies or provisions in the Corebridge Omnibus Plan, such Corebridge Award shall be forfeited to Corebridge.

(f)Cooperation. Each of the Parties shall establish an appropriate administration system to administer, in an orderly manner (i) exercises of AIG Option Awards and the settlement of AIG Awards under the AIG Omnibus Plan on behalf of Corebridge Group Employees, (ii) settlement of Corebridge Awards under the Corebridge Omnibus Plan (if any) on behalf of AIG Group Employees, and (iii) the withholding and reporting requirements with respect to such awards. Each of the Parties shall work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable current and former employee’s data and records in respect of such awards are correct and updated on a timely basis. The foregoing shall include information required for Tax withholding and remittance, compliance with trading windows, and compliance with the requirements of the Exchange Act and other Applicable Laws.

(g)Registration and Other Regulatory Requirements. Corebridge agrees to file a registration statement on Form S-8 with respect to, and to cause to be registered pursuant to the Securities Act, the Common Stock authorized for issuance under the Corebridge Omnibus Plan, as required pursuant to the Securities Act, not later than the Separation Time. The Parties shall take such additional actions as are deemed necessary or advisable to effectuate the foregoing provisions of this Section 4.02.

Section 4.03. Non-Equity Incentive Plans.

(a)2022 Short-Term Incentive Awards. Corebridge Group Employees and Former Corebridge Group Employees shall continue to participate in the AIG Short-Term Incentive Plan for the 2022 calendar year, as administered by the AIG Compensation Committee, with the bonus amounts awarded under such plan to be satisfied in full by the Corebridge Group, at such time or times as annual bonus amounts are normally paid to Employees and Former Employees under such plan.

(b)Future Short-Term Incentive Awards. In respect of the 2023 performance year and thereafter, the board of directors of Corebridge, or if established, an appropriate committee thereof, shall adopt a short-term incentive plan for the Corebridge Group and establish applicable performance goals thereunder. The Corebridge Group shall satisfy all obligations for annual bonuses under such plan.

(c)Other Cash Incentive Programs. From and after the Separation Time, to the extent a member of the Corebridge Group sponsors and maintains cash incentive compensation plans (including sales incentive plans) relating to individual departments and divisions of the Corebridge Group for Corebridge Group Employees or Former Corebridge Group Employees, the Corebridge Group shall satisfy all Liabilities under such plans. From and after the Separation Time, to the extent a Corebridge Group Employee or Former Corebridge Group Employee participates in an AIG Group cash incentive compensation plan (including sales incentive plans), the Corebridge Group shall satisfy all Liabilities with respect to the participation of such employee in such AIG Group plan without regard to whether Corebridge assumes such plan.

Article V
U.S. QUALIFIED RETIREMENT PLANS

Section 5.01.    AIG Qualified Retirement Plan. As of the first date on which the AIG Group and the Corebridge Group are not required to be aggregated under sections 414(b) and (c) of the Code, (a) AIG shall assume and retain the AIG Pension Plan, (b) no member of the Corebridge Group shall assume or retain any Liability with respect to the AIG Pension Plan, (c) no Corebridge Group Employee shall continue to be an actively employed participant in or be credited with any additional service under the AIG Pension Plan (including for purposes of early retirement) and (d) each member of the Corebridge Group shall cease to be a participating affiliate in such plan.

Section 5.02.    AIG Savings Plan.

(a)Establishment of Corebridge Savings Plan. Corebridge has established the Corebridge Savings Plan and a related trust (the “Corebridge Savings Trust”), which is intended to meet the Tax qualification requirements of Section 401(a) of the Code, the Tax exemption requirement of Section 501(a) of the Code, and the requirements described in Sections 401(k) and (m) of the Code and which has substantially similar terms in all material respects as of immediately prior to the Benefits Transition Date as the AIG Savings Plan. Notwithstanding the foregoing, Corebridge may make such changes, modifications or amendments to the Corebridge Savings Plan as may be required by Applicable Law or as are necessary and appropriate to reflect the Separation.

(b)Transfer of Account Balances. No later than thirty (30) days following the Benefits Transition Date, AIG shall cause the trustee of the AIG Savings Plan to transfer from the trust which forms a part of the AIG Savings Plan to the Corebridge Savings Trust, the account balances under the AIG Savings Plan, determined as of the date of the transfer, of the Corebridge Group Employees determined as of immediately prior to the Benefits Transition Date and Former Corebridge Group Employees (the “Corebridge Savings Plan Participants”). Unless otherwise agreed by the Parties, such transfers shall be made in kind (including promissory notes evidencing the transfer of outstanding loans (other than with respect to the AIG company stock fund)). Any Asset and Liability transfers pursuant to this Section 5.02(b) shall comply in all respects with Sections 414(l) and 411(d)(6) of the Code and, if required, shall be made not less than thirty (30) days after AIG shall have filed the notice under Section 6058(b) of the Code with respect to the AIG Savings Plan. The Parties agree that to the extent that the investments of account balances in the AIG company stock fund are not transferred in kind, the funds transferred shall be mapped into a similar investment option which is benchmarked to the S&P 500, as determined by a fiduciary under the Corebridge Savings Plan. The Corebridge Savings Plan shall assume and honor the terms of all QDROs in effect under the AIG Savings Plan in respect of such Corebridge Group Employees and Former Corebridge Group Employees immediately prior to the Benefits Transition Date.

(c)Transfer of Liabilities. Effective as of the Benefits Transition Date but subject to the account balance transfer specified in Section 5.02(b), the Corebridge Savings Plan shall assume and be solely responsible for all of the Liabilities for the Corebridge Savings Plan Participants under the AIG Savings Plan. Corebridge shall be responsible for all ongoing rights of or relating to the Corebridge Group Employees for future participation (including the right to make payroll deductions) in the Corebridge Savings Plan.

(d)Plan Fiduciaries. For all periods at and after the Benefits Transition Date, the Parties agree that the applicable fiduciaries of each of the AIG Savings Plans and the Corebridge Savings Plan, respectively, shall have the authority with respect to the AIG Savings Plan and the Corebridge Savings Plan, respectively, to determine the investment alternatives, the terms and conditions with respect to those investment alternatives and such other matters as are within the scope of their duties under ERISA and the terms of the applicable plan documents.

Article VI
NONQUALIFIED DEFERRED COMPENSATION PLANS

Section 6.01.    AIG Retained Nonqualified Deferred Compensation Plans. As of the Separation Time, AIG shall retain and assume all Liabilities (and any related Assets in respect of such Liabilities) under each AIG Nonqualified Deferred Compensation Plan that is not a Corebridge Nonqualified Deferred Compensation Plan.

Section 6.02.    Corebridge Nonqualified Deferred Compensation Plans. As of the Separation Time, Corebridge shall retain and assume all Liabilities (and any related Assets in respect of such Liabilities) under each Corebridge Nonqualified Deferred Compensation Plan.

Article VII
NON-U.S. RETIREMENT PLANS

Section 7.01.    Non-U.S. Defined Contribution Plans. The Parties shall reasonably cooperate in good faith to effect the provisions of this Agreement with respect to any Non-U.S. AIG Defined Contribution Plans and Non-U.S. Corebridge Defined Contribution Plans, which in all cases shall be consistent with the approach and philosophy regarding the allocation of Assets and Liabilities in Section 5.02 and in this Agreement generally, including by having a member of the Corebridge Group adopt a Non-U.S. Corebridge Defined Contribution Plan for which the basic terms and provisions applicable to participants are as similar to the analogous AIG Non-U.S. Defined Contribution Plan as legally and administratively possible; provided that (a) participant accounts of the Corebridge Group Employees and Former Corebridge Group Employees may remain in the Non-U.S. AIG Defined Contribution Plan until any required consents are obtained from the participants, and (b) investment options may differ from those offered under the Non-U.S. AIG Defined Contribution Plan.

Article VIII
WELFARE BENEFIT PLANS

Section 8.01.    Welfare Plans.

(a)Establishment of Corebridge Welfare Plans. Except as otherwise agreed by the Parties or set forth in this Agreement, as of no later than the Benefits Transition Date, with respect to Corebridge Group Employees primarily providing services in the United States or paid through a U.S. payroll (and applicable Former Corebridge Group Employees who primarily provided services in the United States or were paid through a U.S. payroll), Corebridge established the Corebridge Welfare Plans, in each case, with terms substantially similar to the AIG Welfare Plans providing benefits to Employees primarily providing services in the United States or paid through a U.S. payroll immediately prior to the Benefits Transition Date, including without limitation plans providing for retiree medical, dental and life insurance coverage, and in all cases, with such changes, modifications or amendments as may be required by Applicable Law or as are necessary and appropriate to reflect the Separation. Corebridge Group Employees primarily providing services in the United States or paid through a U.S. payroll whose Employment Transfer Date occurs after the Benefits Transition Date and on or prior to December 31, 2022 (the “2022 Corebridge Group Employees”) shall commence participation in the Corebridge Welfare Plans on the applicable Employment Transfer Date.

(b)Allocation of Group Health Liabilities. The AIG Welfare Plans that provide health benefits, including group medical, dental, vision and prescription drug coverage, shall retain all Liabilities for covered claims under such plans incurred prior to, on or after (as applicable) the Benefits Transition Date by Employees and Former Employees, and the Corebridge Welfare Plans that provide group health benefits, including group medical, dental, vision and prescription drug coverage, shall retain all Liabilities for covered claims under such plans on and after the Benefits Transition Date. For these purposes, a medical, dental or vision benefit claim shall be “incurred” when the relevant service is provided, and a prescription drug claim is incurred when the expense is incurred. In addition, the Corebridge Group shall retain the Liability to satisfy the AIG Benefit Plan Participation Obligation.

(c)Waiver of Conditions; Benefit Maximums. Corebridge shall or shall cause a member of the Corebridge Group to, use commercially reasonable efforts to cause the Corebridge Welfare Plans to:

(i)with respect to initial enrollment during the 2022 calendar year, waive (x) all limitations as to preexisting conditions, exclusions and service conditions with respect to participation and coverage requirements for any Corebridge Group Employee, including a 2022 Corebridge Group Employee, and Former Corebridge Group Employee, other than limitations that were in effect with respect to such individuals under the applicable AIG Welfare Plan as of immediately prior to the Benefits Transition Date or, if later, an Employment Transfer Date that occurs after the Benefits Transition Date and on or prior to December 31, 2022 (the “2022 Employment Transfer Date”); and (y) any waiting period limitation or evidence of insurability requirement other than limitations or requirements that were in effect with respect to such individuals under the applicable AIG Welfare Plans as of immediately prior to the Benefits Transition Date or, if later, the 2022 Employment Transfer Date; and

(ii)take into account for the 2022 calendar year (x) with respect to aggregate annual or similar maximum benefits available under the Corebridge Welfare Plans, the prior claim experience under the AIG Welfare Plans of a Corebridge Group Employee, and Former Corebridge Group Employee, including a 2022 Corebridge Group Employee; and (y) any eligible expenses incurred by such Corebridge Group Employee, and Former Corebridge Group Employee including a 2022 Corebridge Group Employee, as applicable, during the portion of the plan year of the applicable AIG Welfare Plan ending as of the Benefits Transition Date or if later, 2022 Employment Transfer Date for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such individuals for the applicable plan year to the same extent as such expenses were taken into account by AIG for similar purposes prior to the Benefits Transition Date or, if later, 2022 Employment Transfer Date as if such amounts had been paid in accordance with such Corebridge Welfare Plan.

Section 8.02.    COBRA. Effective as of the Benefits Transition Date, the Corebridge Group shall assume and retain Liability and be responsible for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, and the corresponding provisions of the Corebridge Welfare Plans with respect to any Former Corebridge Group Employee and Corebridge Group Employee, who incurs a qualifying event or loss of coverage under the Corebridge Welfare Plans and/or the AIG Welfare Plans before, as of, or after the Benefits Transition Date. The Parties agree that the consummation of the transactions contemplated by the Separation Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.

Section 8.03.    Flexible Benefit Plans. The Parties shall take all steps necessary or appropriate so that the account balances (whether positive or negative) (the “Transferred Account Balances”) under the AIG Flexible Benefit Plans of each Corebridge Group Employee, and Former Corebridge Group Employee, who has elected to participate therein in the year in which the Benefits Transition Date occurs (collectively “Corebridge Flex Plan Participants”), shall be transferred, as soon as practicable after the Benefits Transition Date or, if later, the 2022 Employment Transfer Date from the AIG Flexible Benefit Plans to the corresponding Corebridge Flexible Benefit Plans. Corebridge shall, and shall cause the Corebridge Flexible Benefit Plans to, assume and retain responsibility, and the AIG Group shall be relieved of all responsibility, as of the Benefits Transition Date or, if later, the 2022 Employment Transfer Date for all outstanding dependent care and medical care claims under the Corebridge Flexible Benefit Plans of each Corebridge Flex Plan Participant for the year in which the Benefits Transition Date occurs and shall assume and agree to perform the obligations of the analogous AIG Flexible Benefit Plans from and after the Benefits Transition Date or, if later, the 2022 Employment Transfer Date. As soon as practicable after the Benefits Transition Date or, if later, the 2022 Employment Transfer Date, and in any event within thirty (30) days after the amount of the Transferred Account Balances is determined, AIG shall pay Corebridge the net aggregate amount of the Transferred Account Balances for such Corebridge Flex Plan Participants if such amount is positive, and Corebridge shall pay AIG the net aggregate amount of the Transferred Account Balances for such Corebridge Flex Plan Participants if such amount is negative.

Section 8.04.    Vacation, Holidays and Leaves of Absence. From and following the Benefits Transition Date or, if later, the Employment Transfer Date, the Corebridge Group shall assume and retain all Liabilities with respect to vacation, holiday, annual leave or other leave of absence, and required payments related thereto, including under any AIG Benefit Plan or Corebridge Benefit Plan as applicable, for each Corebridge Group Employee and Former Corebridge Group Employee, unless otherwise required by Applicable Law.

Section 8.05.    Long-Term Disability Plans.

(a)Allocation of Liabilities. As of the Benefits Transition Date, (i) the AIG Group shall retain all Liabilities for providing long-term disability benefits with respect to any Trailing AIG LTD Recipient (other than under an AIG Welfare Plan sponsored or maintained in the U.K. by a member of the AIG Group) but only with respect to benefits (including any group health benefits or other benefit that AIG may provide to participants receiving long-term disability benefits) arising from long-term disability claims incurred by such individuals prior to the Benefits Transition Date, and (ii) the Corebridge Group shall retain all Liabilities for long-term disability benefits (including any group health benefits or other benefits that may be provided to participants receiving long-term disability benefits) with respect to claims incurred under a Corebridge Welfare Plan that provides long-term disability benefits arising from disability claims incurred by any Corebridge Group Employee on or after the Benefits Transition Date. For this purpose, a disability claim shall be considered incurred on the date of the occurrence of the event or condition giving rise to the disability. For the avoidance of doubt, a Trailing AIG LTD Recipient shall receive his or her long-term disability benefits under the applicable AIG Welfare Plan (other than under an AIG Welfare Plan sponsored or maintained in the U.K. by a member of the AIG Group) and shall (A) be eligible for any subsidized group health and life benefits under the AIG Welfare Plans to the same extent provided by the AIG Group to similarly situated AIG Group Employees receiving long-term disability benefits under the AIG Welfare Plans and (B) if such Trailing AIG LTD Recipient does not become a LTD Corebridge Employee prior to the third (3rd) anniversary of the commencement date of his or her disability coverage and is eligible for retiree medical benefits under the applicable AIG Welfare Plan, AIG shall offer such individual retiree medical under the applicable AIG Welfare Plan (if available).

(b)    Transfer of VEBA. Effective as of the Separation Time, AIG shall, or shall cause a member of the AIG Group to, transfer to a member of the Corebridge Group all Assets and Liabilities of the American General Corporation Employee Benefit Trust, the American General Long Term Disability Plan for Employees and the American General Field Payroll Employees’ Non-Occupational Disability Income Plan, and the Corebridge Group shall retain and assume all Assets and Liabilities with respect to such trust and plans.

Section 8.06.    Life Insurance. Other than with respect to Trailing AIG LTD Recipients as described in Section 8.05(a) above, the AIG Welfare Plan that provides life insurance benefits shall retain all Liabilities for covered life insurance claims incurred prior to the Benefits Transition Date by Employees and Former Employees, and the Corebridge Welfare Plan that provides life insurance benefits will retain all Liabilities for covered life insurance claims incurred on and after the Benefits Transition Date under such Corebridge Welfare Plan. For these purposes, a claim shall be deemed to be incurred on the date of the death of the insured individual.

Section 8.07.    Retiree Medical, Dental and Life. As of the Separation Time or, if later, the Employment Transfer Date, as applicable, and except as provided in Section 8.01(b) with respect to claims incurred prior to the Benefits Transition Date, Corebridge shall assume and retain, and no member of the AIG Group shall assume or retain, any Liabilities with respect to retiree medical, dental and life plans with respect to Corebridge Group Employees and Former Corebridge Group Employees, but not with respect AIG LTD Recipients or Trailing AIG LTD Recipients as provided in Section 8.05(a) (except as provided in Section 3.01(b) in the case of a LTD Corebridge Employee). Corebridge shall, or shall cause a member of the Corebridge Group to, maintain coverage under such retiree medical, dental and life plans on a basis substantially similar to the coverage (including cost allocation and benefits) as in effect immediately prior to the Benefits Transition Date under the AIG Welfare Plans that provide retiree medical, dental and life coverage covering Corebridge Group Employees and Former Corebridge Group Employees, until the third anniversary of the Majority Holder Date for clarity including any Corebridge Group Employee who retires after the Benefits Transition Date or otherwise qualifies for such retiree coverage or is receiving such retiree coverage, but excluding (i) any AIG LTD Recipients and Trailing AIG LTD Recipients (except as provided in Section 3.01(b) in the case of a LTD Corebridge Employee).

Section 8.08.    Severance, Retention and Unemployment Compensation. Not later than the Separation Time, the Corebridge Group shall assume and retain any and all Liabilities to, or relating to, Corebridge Group Employees and Former Corebridge Group Employees in respect of severance, retention and unemployment compensation, including under any AIG Benefit Plan, regardless of whether the event giving rise to the Liability occurred before, at or after the Separation Time.

Section 8.09.    Workers’ Compensation Liabilities. Effective as of no later than the Insurance Termination Time, the Corebridge Group shall adopt workers’ compensation policies (the time such policies become effective, the “WC Effective Time”). All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a Corebridge Group Employee or Former Corebridge Group Employee that results from an accident occurring, or from an occupational disease which becomes manifest, prior to the WC Effective Time shall be retained by the AIG Group, subject to the reimbursement obligation set forth herein. All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by a Corebridge Group Employee or Former Corebridge Group Employee that results from an accident occurring, or from an occupational disease which becomes manifest, on or after the WC Effective Time shall be assumed and/or retained by the Corebridge Group.  Notwithstanding the foregoing, in respect of periods prior to the WC Effective Time, the Corebridge Group shall continue to reimburse the AIG Group for all workers’ compensation claims costs, including but not limited to, all medical expenses, indemnity payments, defense costs, state Taxes, third party administrator claim fees and other related expenses incurred to manage the claim to resolution, incurred by the AIG Group in respect of the Corebridge Group Employees and Former Corebridge Group Employees. For purposes of this Agreement, a compensable injury shall be deemed to be sustained upon the occurrence of the event giving rise to eligibility for workers’ compensation benefits or at the time that an occupational disease becomes manifest, as the case may be. The AIG Group and Corebridge Group shall cooperate with respect to any notification to appropriate governmental agencies of the WC Effective Time and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts. The treatment of workers’ compensation claims shall be governed by Section 8.6 of the Separation Agreement (Insurance Matters), including Section 8.6(c). The Corebridge Group shall promptly notify the AIG Group about any workers’ compensation claims involving a Corebridge Group Employee or Former Corebridge Group Employee with respect to events occurring prior to the WC Effective Time and designate a Corebridge Group Employee to coordinate with AIG to ensure Corebridge satisfies it obligations related to insurance matters.

Section 8.10.    Insurance Contracts. To the extent that any Welfare Plan is funded through the purchase of an insurance contract or is subject to any stop loss contract, the Parties shall cooperate and use their commercially reasonable efforts to replicate such insurance contracts for Corebridge (except to the extent that changes are required under Applicable Law or filings by the respective insurers), and to maintain any pricing discounts or other preferential terms for Corebridge for a reasonable term. None of the Parties shall be liable for failure to obtain such insurance contracts, pricing discounts, or other preferential terms for any other Party. Corebridge shall be responsible for any additional premiums, charges or administrative fees that Corebridge may incur pursuant to this Section 8.10.

Section 8.11.    Third-Party Vendors. Except as provided below, to the extent that any Welfare Plan is administered by a third-party vendor, the Parties shall cooperate and use their commercially reasonable efforts to replicate any contract with such third-party vendor for Corebridge, and to maintain any pricing discounts or other preferential terms for Corebridge for a reasonable term. None of the Parties shall be liable for failure to obtain such pricing discounts or other preferential terms for any other Party. Corebridge shall be responsible for any additional premiums, charges or administrative fees that Corebridge may incur pursuant to this Section 8.11.

Article IX
NON-U.S. BENEFITS

Section 9.01    Employees and Benefit Plans Outside of the United States. To the extent not specifically addressed in this Agreement and subject to Applicable Law, the Parties shall reasonably cooperate in good faith to effect the provisions of this Agreement concerning Liabilities with respect to any Employee whose employment is outside of the United States and any AIG Benefit Plans and Corebridge Benefit Plans sponsored or maintained outside of the United States by a member of the AIG Group or Corebridge Group, respectively, including any such plan covering Former Employees. For the avoidance of doubt and subject to Applicable Law, where the duplication of an AIG Benefit Plan in the United States shall be accomplished by a member of the Corebridge Group adopting a Corebridge Benefit Plan with the basic terms and provisions applicable to participants as similar to the analogous AIG Benefit Plan as legally and administratively possible, such duplication may be accomplished outside of the United States by a member of the AIG Group adopting a plan with the basic terms and provisions applicable to participants similar to the analogous Corebridge Benefit Plan as legally and administratively possible, consistent with the principles set forth in the Agreement concerning the retention and assumption of Assets and Liabilities and service crediting.

Article X
MISCELLANEOUS

Section 10.01    Information Sharing and Access.

(a)Sharing of Information. Subject to any limitations imposed by Applicable Law, each of AIG and Corebridge (acting directly or through members of the AIG Group or the Corebridge Group, respectively) shall provide to the other Party and its authorized agents and vendors all information necessary (including information for purposes of determining benefit eligibility, participation, vesting, calculation of benefits) on a timely basis under the circumstances for the Party to perform its duties under this Agreement. Such information shall include information relating to equity awards under stock plans. To the extent that such information is maintained by a third-party vendor, each Party shall use its commercially reasonable efforts to require the third-party vendor to provide the necessary information and assist in resolving discrepancies or obtaining missing data.

(b)Transfer of Personnel Records and Authorization. Subject to any limitation imposed by Applicable Law and to the extent that it has not done so before the Separation Time, AIG shall transfer to Corebridge any and all employment records (including any Form I-9, Form W-2, Form W-4 or other IRS or state forms) with respect to Corebridge Group Employees and Former Corebridge Group Employees, and other records reasonably required by Corebridge to enable Corebridge to properly to carry out its obligations under this Agreement. Such transfer of records generally shall occur as soon as administratively practicable at or after the Benefits Transition Date or at or after a Corebridge Group Employee’s Employment Transfer Date.

(c)Access to Records. To the extent not inconsistent with this Agreement, the Separation Agreement or any applicable privacy protection laws or regulations, reasonable access to Employee-related and Benefit Plan related records after the Benefits Transition Date shall be provided to members of the AIG Group and members of the Corebridge Group pursuant to the terms and conditions of Section 8.3 of the Separation Agreement (Access to Personnel and Data).

(d)Maintenance of Records. With respect to retaining, destroying, transferring, sharing, copying and permitting access to all Employee-related information, AIG and Corebridge shall comply with all Applicable Laws, regulations and internal policies, and shall indemnify and hold harmless each other from and against any and all Liability, Actions, and damages that arise from a failure (by the indemnifying Party or its Subsidiaries or their respective agents) to so comply with all Applicable Laws, the terms of this Agreement and internal policies applicable to such information.

(e)Cooperation. Each Party shall use commercially reasonable efforts to cooperate and work together to unify, consolidate and share (to the extent permissible under applicable privacy/data protection laws) all relevant documents, resolutions, government filings, data, payroll, employee communications, employment and Benefit Plan information on regular timetables and cooperate as needed with respect to (i) any claims under or audit of or litigation with respect to any employee benefit plan, policy or arrangement contemplated by this Agreement, (ii) efforts to seek a determination letter, private letter ruling or advisory opinion from the IRS or U.S. Department of Labor on behalf of any employee benefit plan, policy or arrangement contemplated by this Agreement, (iii) any filings that are required to be made or supplemented to the IRS, U.S. Pension Benefit Guaranty Corporation, U.S. Department of Labor or any other Governmental Authority, and (iv) any audits by a Governmental Authority or corrective actions, relating to any Benefit Plan, labor or payroll practices; provided, however, that requests for cooperation must be reasonable and not interfere with daily business operations.

(f)Confidentiality. Notwithstanding anything in this Agreement to the contrary, all confidential records and data relating to Employees to be shared or transferred pursuant to this Agreement shall be subject to Section 11.6 of the Separation Agreement (Confidential Information) and the requirements of Applicable Law.

Section 10.02.    Preservation of Rights to Amend. Except as set forth in Section 2.03(b) and Section 8.07, the rights of each member of the AIG Group and each member of the Corebridge Group to amend, waive, or terminate any plan, arrangement, agreement, program, or policy referred to herein shall not be limited in any way by this Agreement.

Section 10.03.    Fiduciary Matters. AIG and Corebridge each acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other Applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good-faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party and the fiduciaries of its Benefit Plans shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 10.04.    Reimbursement of Costs and Expenses. The Parties shall promptly pay or reimburse one another, upon reasonable request of the Party requesting payment or reimbursement (the “Requesting Party”) as soon as practicable, but in any event within thirty (30) days of receipt of an invoice detailing all costs, expenses and other Liabilities and, in the case of reimbursement, paid or incurred by the Requesting Party (or any of its Affiliates), and any other substantiating documentation as the other Party shall reasonably request, that are, or have been made pursuant to this Agreement, the responsibility of the other Party (or any of its Affiliates).

Section 10.05.    Dispute Resolution. The dispute resolution procedures set forth in Article X of the Separation Agreement shall apply to any dispute, controversy or claim arising out of or relating to this Agreement.

Section 10.06.    No Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person except the Parties any rights or remedies hereunder. There are no third-party beneficiaries of this Agreement, and this Agreement shall not provide any third Person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement. Except as set forth in Section 2.03(b) and Section 8.07, nothing in this Agreement is intended to affect the applicable plan sponsor’s right to amend or terminate any employee benefit plan pursuant to the terms of such plan. The provisions of this Agreement are solely for the benefit of the Parties, and no current or former Employee, officer, director, or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.

Section 10.07.    Incorporation of Separation Agreement Provisions. Article XI of the Separation Agreement (other than Section 11.10 of the Separation Agreement (Third Party Beneficiaries)) is incorporated herein by reference and shall apply to this Agreement as if set forth herein mutatis mutandis.

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IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be executed by their duly authorized representatives as of the date first written above.

AMERICAN INTERNATIONAL GROUP, INC.

By: /s/ Lucy Fato
Name: Lucy Fato
Title: Executive Vice President, General Counsel & Global Head of Communications and Government Affairs

COREBRIDGE FINANCIAL, INC.

By: /s/ Christina Banthin
Name: Christina Banthin
Title: Chief Corporate Counsel and Corporate Secretary

[Signature Page to Employee Matters Agreement]